EXHIBIT A

DEED OF GUARANTEE IN RESPECT OF THE AUSTRALIAN GOVERNMENT GUARANTEE FOR LARGE DEPOSITS AND WHOLESALE FUNDING

DEED
DEED OF GUARANTEE IN RESPECT OF THE AUSTRALIAN GOVERNMENT GUARANTEE SCHEME FOR LARGE DEPOSITS AND WHOLESALE FUNDING

CONTENTS

1.	Interpretation	2

1.1.	Definitions	2

1.2.	Interpretation	2

1.3.	Effective Date	3

1.4.	Eligibility Certificates	3

2.	Guarantee	3

3.	Claims	3

4.	Benefit of Guarantee	4

5.	Preservation of Rights	4

6.	Amendment and termination	4

7.	Notices	4

8.	Governing law	4

Deed of Guarantee	Page i

DEED OF GUARANTEE

Date

This Deed of Guarantee is dated the 20 day of November 2008.

Parties

This Deed of Guarantee is made by:

1.	THE COMMONWEALTH OF AUSTRALIA (the Commonwealth)

IN FAVOUR OF

2.	THE BENEFICIARIES being persons to whom the Guaranteed Liabilities are from time to time owed (the Beneficiaries).

Context

This Deed of Guarantee is made in the following context:

A.
The Commonwealth wishes to maintain public confidence in Australian incorporated authorised deposit-taking institutions (ADIs) and, to the extent they operate within Australia, foreign ADIs and maintain the stability of the Australian wholesale debt markets.

B.	The Commonwealth has given effect to a guarantee of specific deposits with Eligible Institutions under the Financial Claims Scheme established under the Banking Act 1959.

C.	In accordance with this Deed of Guarantee, the Commonwealth guarantees payments by Eligible Institutions under certain debt instruments and deposits.

NOW THIS DEED OF GUARANTEE WITNESSES as follows:

Deed of Guarantee	Page 1

1.	Interpretation

1.1.	Definitions

1.1.1.	Unless the contrary intention appears a term in bold type has the meaning shown opposite it:

Beneficiary	means a person to whom a Guaranteed Liability from time to time is owed.
Business Day	means a day (excluding Saturday and Sunday) on which banks are generally open in New South Wales for the transaction of banking business.
Due Date	has the meaning given to it in Clause 2.1.1.b.
Eligibility Certificate	means a certificate issued in accordance with the Scheme Rules.
Eligible Institution	has the meaning given in the Scheme Rules.
External Administration	has the same meaning as in section 5 of the Payment Systems and Netting Act 1998.
Final Application Date	means the date determined by the Guarantor in accordance with the Scheme Rules.
Guaranteed Liability	means a liability that is the subject of an Eligibility Certificate.
Guarantor	means the Commonwealth of Australia
Scheme Rules	means the rules of the Australian Government Guarantee Scheme for Large Deposits and Wholesale Funding published on www.guaranteescheme.gov.au

1.2.	Interpretation

1.2.1.	Any reference in this Guarantee to a Clause or the Schedule is, unless otherwise stated, to a clause hereof or the schedule hereto.

1.2.2.

Any reference in this Guarantee to "this Guarantee" shall be deemed to be a reference to this Guarantee as a whole and not limited to the particular clause, schedule or provision in which the relevant reference appears and to this Guarantee as varied, amended, supplemented or substituted from time to time.

1.2.3.	In this Guarantee, unless the contrary intention appears:

	a.	Words and expressions defined in the Scheme Rules have the same meanings where used in this Guarantee;

	b.	The headings in this Guarantee are inserted for convenience only and shall be of no legal effect;

Deed of Guarantee	Page 2

	c.	Words denoting the singular number only shall include the plural and vice versa;

	d.	A reference to a person includes a body politic, body corporate or partnership;

	e.	The word "includes" in any form is not a word of limitation;

	f.	A reference to a person includes that person's administrators, successors and permitted assigns; and

	g.	Any reference to time of day shall be a reference to that time of day in Sydney in the State of New South Wales.

1.3.	Effective Date

1.3.1.	This Guarantee comes into effect on 28 November 2008.

1.4.	Eligibility Certificates

1.4.1.	A Beneficiary may rely upon the issue of an Eligibility Certificate as conclusive evidence that the liability described in the Eligibility Certificate satisfies the Eligibility Criteria.

2.	Guarantee

2.1.1.	Subject to the terms of this Guarantee, the Guarantor irrevocably:

	a.	guarantees to the Beneficiaries the payment by each Eligible Institution of the Guaranteed Liabilities; and

b.
undertakes in favour of the Beneficiaries that, whenever the Eligible Institution does not pay any Guaranteed Liability on the date on which it becomes due and payable (the "Due Date"), the Guarantor shall, upon a claim by a Beneficiary made in accordance with Clause 3, and following the expiry of any applicable grace period, pay that Guaranteed Liability in accordance with the Scheme Rules.

2.1.2.

The Guarantor shall not be liable under Clause 2.1.1 in respect of any Guaranteed Liability which has been varied, amended, waived, released, novated, supplemented, extended or restated in any material respect without the written consent of the Guarantor.

3.	Claims

3.1.1.	A claim by a Beneficiary for payment under this Guarantee must be in accordance with the Scheme Rules.

Deed of Guarantee	Page 3

4.	Benefit of Guarantee

4.1.1.

This Guarantee shall inure to the benefit of each Beneficiary and its administrators, successors and permitted assigns. Such administrators, successors and permitted assigns shall be entitled to enforce this Guarantee against the Guarantor.

5.	Preservation of Rights

5.1.1.	The obligations of the Guarantor under this Guarantee are continuing obligations despite any intermediate payment or settlement of a claim in respect of a specific Guaranteed Liability.

5.1.2.

Neither the obligations of the Guarantor nor the rights of the Beneficiaries under this Guarantee shall be discharged, impaired or otherwise affected by the External Administration or dissolution of an Eligible Institution or any analogous proceeding in any jurisdiction.

6.	Amendment and termination

6.1.1.

Subject to Clause 6.1.2 below, this Guarantee shall terminate at midnight on the date which is sixty-seven calendar months after the Final Application Date but without prejudice to the rights of any Beneficiary in respect of a valid claim lodged prior to that time.

6.1.2.	The Guarantor may extend the date of termination of this Guarantee at any time prior to termination in accordance with the Scheme Rules.

6.1.3.

The Guarantor may amend the terms of this Guarantee at any time at its discretion by publishing such amendment on the website referred to in the Scheme Rules provided that (except insofar as such amendment is required by law) such amendment does not reduce the Guarantor's obligations to the Beneficiaries in a manner which is prejudicial to the interests of the Beneficiaries in respect of any subsisting Guaranteed Liability.

7.	Notices

7.1.1.	Any notice or other communication under this Guarantee shall be given in accordance with the Scheme Rules.

8.	Governing law

8.1.1.	This Guarantee is governed by, and shall be construed in accordance with, and any matter related to it is to be governed by, the law of New South Wales.

Deed of Guarantee	Page 4

Executed as a Deed.
Signatures

SIGNED for and on behalf of the Commonwealth of Australia by:	)
)
)
/s/ Wayne Swan

The Honourable Wayne Swan MP, Treasurer		Signature

In the presence of:

Andrew Thomas		/s/ Andrew Thomas

Name of Witness		Signature of witness

Deed of Guarantee	Page 5